Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Checkpoint Therapeutics, Inc.

New York, New York

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated March 17, 2017, relating to the financial statements of Checkpoint Therapeutics, Inc., which is incorporated by reference in that Prospectus.

/s/ BDO USA, LLP

New York, New York

November 9, 2017